Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Western Digital Corporation:

We consent to the use of our reports dated August 28, 2017, with respect to the consolidated balance sheets of Western Digital Corporation and subsidiaries as of June 30, 2017 and July 1, 2016, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2017, and the related financial statement schedule, the effectiveness of internal control over financial reporting as of June 30, 2017, which reports appear in the June 30, 2017 Annual Report on Form 10-K, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

January 29, 2018

Irvine, California